Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

MARS ACQUISITION CORP.,

as the Purchaser,

SCANTECH AI SYSTEMS INC.,
as Pubco,

Mars Merger Sub I Corp.,
as Purchaser Merger Sub,

MARS MERGER SUB II LLC,
as Company Merger Sub,

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC,
as the Company,

and

DOLAN FALCONER,
in the capacity as the Seller Representative

Dated as of September 5, 2023

TABLE OF CONTENTS

Article I MERGERS		2
1.1	The Purchaser Merger	2
1.2	The Company Merger	2
1.3	Effective Time	3
1.4	Effect of the Mergers	3
1.5	Governing Documents	3
1.6	Directors and Officers of the Surviving Subsidiaries	3
1.7	Amended Purchaser Organizational Documents	3
1.8	Merger Consideration	3
1.9	Closing Calculations	4
1.10	Earnout	4
1.11	Effect of Purchaser Merger on Issued and Outstanding Securities of Purchaser and Purchaser Merger Sub	8
1.12	Effect of Company Merger on Issued Securities of the Company and Company Merger Sub	9
1.13	Effect of Mergers on Issued and Outstanding Securities of Pubco	9
1.14	Exchange Procedures	10
1.15	Shares in Respect of Specified Liability	11
1.16	Tax Consequences	11
1.17	Dissenters’ Rights	12
1.18	Taking of Necessary Action; Further Action	12
Article II CLOSING		12
2.1	Closing	12
Article III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		13
3.1	Organization and Standing	13
3.2	Authorization; Binding Agreement	13
3.3	Governmental Approvals	13
3.4	Non-Contravention	14
3.5	Capitalization	14
3.6	SEC Filings and Purchaser Financials	15
3.7	Absence of Certain Changes	16
3.8	Compliance with Laws	17
3.9	Actions; Orders; Permits	17
3.10	Taxes and Returns	17
3.11	Employees and Employee Benefit Plans	17
3.12	Properties	18
3.13	Material Contracts	18
3.14	Transactions with Affiliates	18
3.15	Investment Company Act; JOBS Act	18
3.16	Finders and Brokers	18
3.17	Certain Business Practices	19
3.18	Insurance	19
3.19	Transactions with Affiliates	19
3.20	Independent Investigation	19
3.21	Trust Account	20
3.22	No Other Representations	20

-i-

Article IV REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUBS		21
4.1	Organization and Standing	21
4.2	Authorization; Binding Agreement	21
4.3	Governmental Approvals	22
4.4	Non-Contravention	22
4.5	Capitalization	22
4.6	Ownership of Merger Consideration	22
4.7	Pubco and Merger Sub Activities	23
4.8	Finders and Brokers	23
4.9	Investment Company Act	23
4.10	No Other Representations	23
Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		23
5.1	Organization and Standing	23
5.2	Authorization; Binding Agreement	24
5.3	Capitalization	24
5.4	Subsidiaries	25
5.5	Governmental Approvals	25
5.6	Non-Contravention	25
5.7	Financial Statements	26
5.8	Absence of Certain Changes	26
5.9	Compliance with Laws	27
5.10	Company Permits	27
5.11	Litigation	27
5.12	Material Contracts	27
5.13	Intellectual Property	29
5.14	Taxes and Returns	30
5.15	Real Property	31
5.16	Personal Property	31
5.17	Title to and Sufficiency of Assets	31
5.18	Employee Matters	31
5.19	Benefit Plans	32
5.20	Environmental Matters	32
5.21	Transactions with Related Persons	33
5.22	Insurance	33
5.23	Books and Records	34
5.24	Customers/Distributors and Suppliers	34
5.25	Certain Business Practices	34
5.26	Investment Company Act	34
5.27	Finders and Brokers	35
5.28	Independent Investigation	35
5.29	Information Supplied	35
5.30	No Other Representations	35
Article VI COVENANTS		35
6.1	Access and Information	36
6.2	Conduct of Business of the Company	37
6.3	Conduct of Business of the Purchaser	39
6.4	Financial Statements	41
6.5	Purchaser Public Filings	41
6.6	No Solicitation	42
6.7	No Trading	43

-ii-

6.8	Notification of Certain Matters	43
6.9	Efforts	43
6.10	Further Assurances	44
6.11	The Registration Statement	45
6.12	Required Company Holder Approval	47
6.13	Public Announcements	47
6.14	Confidential Information	48
6.15	Documents and Information	49
6.16	Post-Closing Board of Directors and Executive Officers	49
6.17	Indemnification of Directors and Officers; Tail Insurance	50
6.18	Trust Account Proceeds	50
6.19	Tax Matters	50
6.20	Transfer Taxes	51
6.21	Transaction Financing	51
6.22	Employment Agreements	51
6.23	A&R Registration Rights Agreement	51
6.24	Written Consents of Pubco and the Merger Subs	51
6.25	Recapitalization	52
6.26	Insurance	52
6.27	ScanTech Name	52
6.28	Company Indebtedness	52
6.29	Consulting Agreement	52
Article VII CLOSING CONDITIONS		52
7.1	Conditions to Each Party’s Obligations	52
7.2	Conditions to Obligations of the Company	53
7.3	Conditions to Obligations of the Purchaser Parties	54
7.4	Frustration of Conditions	55
Article VIII TERMINATION AND EXPENSES		56
8.1	Termination	56
8.2	Effect of Termination	57
8.3	Fees and Expenses	57
Article IX WAIVERS AND RELEASES		57
9.1	Waiver of Claims Against Trust	57
Article X MISCELLANEOUS		58
10.1	Survival	58
10.2	Non-Recourse	58
10.3	Notices	59
10.4	Binding Effect; Assignment	60
10.5	Third Parties	60
10.6	Arbitration	61
10.7	Governing Law; Jurisdiction	61
10.8	WAIVER OF JURY TRIAL	61
10.9	Specific Performance	62
10.10	Severability	62
10.11	Amendment	62
10.12	Waiver	62
10.13	Entire Agreement	62
10.14	Interpretation	63
10.15	Counterparts; Electronic Delivery	63
10.16	Seller Representative	64
10.17	Legal Representation	65

-iii-

10.18	Illustrative Financial Statements	66
Article XI DEFINITIONS		66
11.1	Certain Definitions	66

-iv-

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Insider Letter Amendment

-v-

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of September 5, 2023, by and among (i) Mars Acquisition Corp., a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) ScanTech AI Systems Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Pubco”), (iii) Mars Merger Sub I Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) Mars Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub” and, together with Purchaser Merger Sub, the “Merger Subs”; and the Merger Subs, collectively with the Purchaser and Pubco, the “Purchaser Parties”), (v) ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (together with its successors, the “Company”), and (vi) Dolan Falconer in the capacity as the representative from and after the Effective Time for the Company Holder Participants as of immediately prior to the Effective Time (and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “Seller Representative”). The Purchaser, Pubco, Purchaser Merger Sub, Company Merger Sub, the Company and the Seller Representative are sometimes referred to herein collectively as the “Parties” and each, a “Party”. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in Article XI hereof.

RECITALS:

WHEREAS, the Company is engaged in the business of developing advanced CT scanners that provide accurate and rapid detection of restricted, hazardous and contraband materials, while optimizing the capabilities for screening applications;

WHEREAS, Pubco is a newly incorporated Delaware corporation that is owned entirely by the Purchaser, and Pubco owns all of the issued and outstanding equity interests of Purchaser Merger Sub and Company Merger Sub, each of which is a newly organized entity formed for the sole purpose of effecting the Mergers;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which, among other things: (i) Purchaser Merger Sub shall merge with and into the Purchaser, with the Purchaser continuing as the surviving entity (the “Purchaser Merger”), and, in connection therewith, each Purchaser Ordinary Share issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holder thereof to receive, with respect to each Purchaser Ordinary Share that is not redeemed in the Closing Redemption, one share of Pubco Common Stock; (ii) Company Merger Sub shall merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the Purchaser Merger, the “Mergers”), and, in connection therewith, (A) the Company Common LLC Units issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive shares of Pubco Common Stock as set forth herein and (B) any Company Convertible Securities shall be terminated; and (iii) as a result of such Mergers, the Purchaser and the Company each shall become wholly owned subsidiaries of Pubco, and Pubco shall become a publicly traded company;

WHEREAS, the board of directors of the Company has (i) determined that the Company Merger is fair, advisable and in the best interests of the Company and its members, (ii) approved this Agreement and the transactions contemplated hereby, including the Company Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to its members the approval and adoption of this Agreement and the transactions contemplated hereby, including the Company Merger;

WHEREAS, the boards of directors of Pubco, the Purchaser and the Merger Subs each (i) have determined that the respective Mergers to which they are a party are fair, advisable and in the best interests of their respective companies and equity holders, (ii) have approved this Agreement and the transactions contemplated hereby, including such Mergers, upon the terms and subject to the conditions set forth herein, and (iii) have determined to recommend to their respective equity holders the approval and adoption of this Agreement and the transactions contemplated hereby, including the applicable Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Significant Company Holders have each entered into a Lock-Up Agreement with Pubco and the Purchaser, in the form attached hereto as Exhibit A (each, a “Lock-Up Agreement”), each of which shall become effective as of the Effective Time;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sponsor has entered into a Sponsor Voting and Support Agreement with the Purchaser and the Company, in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”); and

WHEREAS, prior to the effectiveness of the Registration Statement, the Purchaser and Pubco have entered into an amendment to the Insider Letter with the Sponsor, the IPO Underwriter, the directors and members of the management team of the Purchaser and any other holder of Purchaser Private Shares, in the form attached hereto as Exhibit C hereto (the “Insider Letter Amendment”), to, among other matters, have Pubco assume the rights and obligations of the Purchaser thereunder with respect to the Pubco Securities issued in exchange for the Purchaser Securities.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I
MERGERS

1.1           The Purchaser Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Cayman Companies Act, Purchaser Merger Sub and the Purchaser shall consummate the Purchaser Merger, pursuant to which Purchaser Merger Sub shall be merged with and into the Purchaser, following which the separate corporate existence of Purchaser Merger Sub shall cease and the Purchaser shall continue as the surviving corporation in the Purchaser Merger. The Purchaser as the surviving corporation after the Purchaser Merger is hereinafter sometimes referred to as “Purchaser Surviving Subsidiary” (provided, that references to the Purchaser herein for periods after the Effective Time shall include Purchaser Surviving Subsidiary).

1.2           The Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DLLCA, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving entity in the Company Merger. The Company as the surviving entity after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (provided, that references to the Company herein for periods after the Effective Time shall include the Company Surviving Subsidiary), and together with Purchaser Surviving Subsidiary, the “Surviving Subsidiaries” (provided, that notwithstanding the Company Merger, the Company shall not be included within the meaning of the term Purchaser Parties for purposes of this Agreement).

1.3           Effective Time. Subject to the conditions of this Agreement, the Parties (a) shall cause the Purchaser Merger to be consummated by executing a plan of merger (the “Plan of Merger”) in form and substance reasonably acceptable to the Purchaser Merger Sub and the Purchaser and filing the Plan of Merger (and other documents required by Cayman Companies Act) with the Registrar of Companies of the Cayman Islands in accordance with the applicable provisions of the Cayman Companies Act and (b) shall cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and the Purchaser (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA, with each of the Mergers to be consummated and effective simultaneously at 12:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and the Purchaser and specified in each of the Plan of Merger and the Company Certificate of Merger (the “Effective Time”).

1.4           Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DLLCA and the Cayman Companies Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of Purchaser Merger Sub and Company Merger Sub shall vest in Purchaser Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities, obligations and duties of Purchaser Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of Purchaser Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time.

1.5           Governing Documents. At the Effective Time, (a) the memorandum and articles of association of Purchaser Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of Purchaser Surviving Subsidiary until thereafter amended as provided therein and under the Cayman Companies Act, and (b) the limited liability company operating agreement of Company Merger Sub shall become the limited liability company operating agreement of Company Surviving Subsidiary.

1.6           Directors and Officers of the Surviving Subsidiaries. At the Effective Time, the board of directors and executive officers of each Surviving Subsidiary shall be the board of directors and executive officers of Pubco as of immediately prior to the Effective Time, after giving effect to Section 6.16 (or such other individuals as may be determined by Pubco), each to hold office in accordance with the respective Organizational Documents of the Surviving Subsidiaries until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7           Amended Purchaser Organizational Documents. Effective upon the Effective Time, Pubco shall amend and restate its Certificate of Incorporation and Bylaws in form and substance to be mutually agreed by the Purchaser and the Company prior to the effectiveness of the Registration Statement (the “Amended Pubco Organizational Documents”), which shall, among other matters, amend Pubco’s Organizational Documents to (i) provide for the size and structure of the Post-Closing Purchaser Board in accordance with Section 6.16, and (ii) otherwise be required or appropriate for a public company listed on Nasdaq.

1.8           Merger Consideration. The aggregate consideration to be paid to Company Holders pursuant to the Company Merger (the “Merger Consideration”) shall be a number of shares of Pubco Common Stock with an aggregate value equal to One Hundred Ten Million U.S. Dollars ($110,000,000) minus (or plus, if negative) the Closing Net Debt, with each Company Holder receiving for each Company Common LLC Unit held a number of shares of Pubco Common Stock equal to (a) the Per Unit Price, divided by (b) $9.87 (the “Conversion Ratio”) (as rounded down to the nearest whole number). Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Company Holder Participants shall have the contingent right to receive Earnout Shares from Pubco as additional consideration if the applicable Earnout Milestones as set forth in Section 1.10 are satisfied.

1.9           Closing Calculations.

(a)           Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Closing Statement”) setting forth (i) a good faith calculation of the Company’s estimate of the Closing Net Debt as of the Reference Time, and (ii) the resulting Merger Consideration and Conversion Ratio based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Company, and bank statements or other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Closing Statement to the Purchaser, if requested by the Purchaser, the Company shall meet with the Purchaser to review and discuss the Closing Statement and the Company shall consider in good faith the Purchaser’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually agreed by the Company and the Purchaser, both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b)           Not later than two (2) Business Days prior to the Closing Date, the Purchaser shall deliver to the Company the written instruction to the Trustee in relation to the payment of cash out of the Trust Account (the “Instruction to Trustee”), which shall include a funds flow memorandum setting forth a good faith calculation of the (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Closing Redemption), (ii) the aggregate amount of all payments required to be made in connection with the Closing Redemption, (iii) the net cash of the Purchaser, after giving effect to the Closing Redemption and any Transaction Financing, and (iv) the Purchaser’s Transaction Expenses, including the amount owed to each payee thereof and payment instructions therefor. Promptly upon delivering the Instruction to Trustee to the Company, if requested by the Company, the Purchaser shall meet with the Company to review and discuss the Instruction to Trustee and the Purchaser shall consider in good faith the Company’s comments to the Instruction to Trustee and make any appropriate adjustments to the Instruction to Trustee prior to the Closing, which adjusted Instruction to Trustee, as mutually agreed by the Purchaser and the Company, both acting reasonably and in good faith, shall thereafter become the Instruction to Trustee for all purposes of this Agreement.

1.10         Earnout.

(a)           General. After the Closing, subject to the terms and conditions set forth herein, the Company Holder Participants shall have the contingent right to receive as additional consideration up to a number of shares equal to ten percent (10%) of the fully diluted shares of Pubco Common Stock outstanding immediately following the Closing (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”) based on Pubco’s achievement of the milestones set forth below during the five (5)-year period after the Closing (the “Earnout Period”), provided that the Earnout Period shall not end earlier than December 31, 2028. The Company Holder Participants’ right to receive the Earnout Shares shall vest and become due and issuable as follows:

(i)            In the event that Pubco or its Subsidiaries shall receive the TSA APSS 6.2.0 Explosive Standard Certification at any time during the Earnout Period (the “TSA APSS Milestone”), then the Company Holder Participants shall be entitled to receive an aggregate of one-third (1/3) of the Earnout Shares;

(ii)           In the event that Pubco or its Subsidiaries receives Qualifying Orders for an aggregate of not less than 100 Sentinel Scanners over a six-month period at any time during the Earnout Period (the “Order Milestone” and, together with the TSA APSS Milestone, the “Commercial Milestones”), then the Company Holder Participants shall be entitled to receive an aggregate of one-third (1/3) of the Earnout Shares;

(iii)          In the event that the revenue of Pubco as reported in the audited consolidated financial statements set forth in the annual report of Pubco for fiscal year 2024 as filed with the SEC is equal to or exceeds Twenty-Five Million Dollars ($25,000,000) (the “First Revenue Milestone”), then the Company Holder Participants shall be entitled to receive an aggregate of one-twelfth of the Earnout Shares;

(iv)          In the event that the EBITDA of Pubco for fiscal year 2024 is a positive number (the “First EDITDA Milestone”), then the Company Holder Participants shall be entitled to receive an aggregate of one-twelfth of the Earnout Shares;

(v)           In the event that the revenue of Pubco as reported in the audited consolidated financial statements set forth in the annual report of Pubco for fiscal year 2025 filed with the SEC is equal to or exceeds Seventy-Five Million Dollars ($75,000,000) (the “Second Revenue Milestone” and, together with the First Revenue Milestone, the “Revenue Milestones”), then the Company Holder Participants shall be entitled to receive an aggregate of one-twelfth of the Earnout Shares; and

(vi)          In the event that the EBITDA of Pubco for fiscal year 2025 is equal to or exceeds Twenty Million Dollars ($20,000,000) (the “Second EDITDA Milestone” and, together with the First EBITDA Milestone, the “EBITDA Milestones”), then the Company Holder Participants shall be entitled to receive an aggregate of one-twelfth of the Earnout Shares.

Notwithstanding the foregoing or anything contained herein to the contrary, in the event that any or all of Earnout Shares are not earned and issued pursuant to the above provisions, any unearned Earnout Shares (up to the maximum number of Earnout Shares) shall be earned in their entirety and issued to the Company Holder Participants if one of the following milestones is achieved:

(i)            The revenue of Pubco as reported in the audited consolidated financial statements set forth in the annual report of Pubco for fiscal year 2026 filed with the SEC is equal to or exceeds One Hundred and Fifty Million Dollars ($150,000,000) and Pubco’s EBITDA for fiscal year 2026 equals or exceeds Sixty Million Dollars ($60,000,000); or

(ii)           The revenue of Pubco as reported in the audited consolidated financial statements set forth in the annual report of Pubco for fiscal year 2027 filed with the SEC is equal to or exceeds Three Hundred Million Dollars ($300,000,000) and Pubco’s EBITDA for fiscal year 2027 equals or exceeds One Hundred Twenty Million Dollars ($120,000,000); or

(iii)           The revenue of Pubco as reported in the audited consolidated financial statements set forth in the annual report of Pubco for fiscal year 2028 filed with the SEC is equal to or exceeds Five Hundred Million Dollars ($500,000,000) and Pubco’s EBITDA for fiscal year 2028 equals or exceeds Two Hundred Million Dollars ($200,000,000).

Notwithstanding anything to the contrary herein, in the event of a Change of Control of Pubco during the Earnout Period, the Company Holder Participants shall be entitled to receive all Earnout Shares not previously earned and issued.

(b)           Determination of Earnout.

(i)            With respect to the achievement of the Revenue Milestones or the EBITDA Milestones, as soon as practicable (but in any event within twenty (20) days) after the applicable Filing Date for Pubco’s annual report for a given fiscal year, Pubco’s Chief Financial Officer (the “CFO”) shall prepare and deliver to the Seller Representative and the Pubco Board (each, a “Reviewing Party”) a written statement (each, a “Revenue/EBITDA Earnout Statement”) that sets forth the CFO’s determination of the revenue and EBITDA of Pubco for such year and whether the applicable revenue and EBITDA milestone has been satisfied for such year. Each Reviewing Party shall have twenty (20) days after its receipt of a Revenue/EBITDA Earnout Statement to review it. The Reviewing Parties, and their respective Representatives on their behalves, may make inquiries of the CFO and related personnel and advisors of Pubco and its Subsidiaries regarding questions concerning or disagreements with the applicable Revenue/EBITDA Earnout Statement arising in the course of their review thereof, and Pubco and its Subsidiaries shall provide reasonable cooperation in connection therewith. If either Reviewing Party has any objections to a Revenue/EBITDA Earnout Statement, such Reviewing Party shall deliver to Pubco (to the attention of the CFO) and the other Reviewing Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Reviewing Party within twenty (20) days following the date of delivery of each Revenue/EBITDA Earnout Statement, then such Reviewing Party shall have waived its right to contest such Revenue/EBITDA Earnout Statement and the determination of the revenue and EBITDA for such year (and whether the Revenue Milestone and/or EBITDA Milestone, as applicable, has been satisfied for such year) as set forth therein. If such written statement is delivered by a Reviewing Party within such twenty (20) day period, then the Reviewing Parties shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Reviewing Parties do not reach a final resolution within such twenty (20) day period, then, upon the written request of either Reviewing Party, the Reviewing Parties shall refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.10(b)(iii).

(ii)           With respect to the achievement of any Commercial Milestone, within twenty (20) days after the date on which the Seller Representative believes that Pubco or its Subsidiaries has achieved a Commercial Milestone, the Seller Representative shall deliver a written statement to the Pubco Board (the “Commercial Earnout Statement”, and together with any Revenue/EBITDA Earnout Statements, the “Earnout Statements”) that sets forth in reasonable detail the evidence supporting its belief that the applicable Commercial Milestone has been achieved during the Earnout Period, along with copies of any relevant supporting documentation. The Pubco Board shall have twenty (20) days after its receipt of the Commercial Earnout Statement to review it. The Pubco Board and its Representatives on its behalf may make inquiries of the Seller Representative and related personnel and advisors of Pubco and its Subsidiaries regarding questions concerning or disagreements with the Commercial Earnout Statement arising in the course of their review thereof, and the Seller Representative and Pubco and its Subsidiaries shall provide reasonable cooperation in connection therewith. If the Pubco Board objects to the Commercial Earnout Statement, it shall deliver to the Seller Representative a statement setting forth its objections thereto (in reasonable detail and with any supporting documentation). If such written statement is not delivered by the Pubco Board within twenty (20) days following the date of delivery of the Commercial Earnout Statement, then the Pubco Board shall have waived its right to contest the Commercial Earnout Statement and whether the applicable Commercial Milestone(s) has been achieved as set forth therein. If such written statement is delivered by the Pubco Board within such twenty (20) day period, then the Seller Representative and the Pubco Board shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Pubco Board do not reach a final resolution within such twenty (20) day period, then, upon the written request of either Reviewing Party, the Reviewing Parties shall refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.10(b)(iii).

(iii)          If a dispute with respect an Earnout Statement is submitted in accordance with this Section 1.10 to the Independent Expert for final resolution, the Parties shall follow the procedures set forth in this Section 1.10(b)(iii). Each Reviewing Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a Reviewing Party in connection with resolving any dispute hereunder before the Independent Expert, shall be borne by Pubco. The Independent Expert shall determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination shall be based solely upon and be consistent with the terms and conditions of this Agreement. Each Reviewing Party shall use its commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Reviewing Party shall be entitled, as part of its presentation, to respond to the presentation of the other Reviewing Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert shall be bound by the provisions of this Agreement, including this Section 1.10(b)(iii). It is the intent of the Parties that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). Each Reviewing Party shall request that the Independent Expert’s determination be made within thirty (30) days after its engagement, or as soon thereafter as possible, shall be set forth in a written statement delivered to the Reviewing Parties and shall be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(iv)          If there is a final determination in accordance with this Section 1.10 that the Company Holder Participants are entitled to receive any of the Earnout Shares for having achieved an Earnout Milestone, the applicable portion of the Earnout Shares shall be due upon such final determination and Pubco shall issue and deliver such Earnout Shares to the Company Holder Participants as promptly as practicable, but in any event within twenty (20) days, thereafter, with each Company Holder Participant receiving its Company Holder Participant Pro Rata Share of such Earnout Shares (rounded to the nearest whole share).

(c)           Covenants Regarding Financial Reporting. Pubco hereby agrees that for each fiscal year during the Earnout Period, it (i) shall not change its fiscal year end from December 31 of such year, and (ii) shall report its consolidated revenues and other financial information in U.S. dollars.

(d)           Changes in Business. Following the Closing (including during the Earnout Period and for the Earnout Years), Pubco and its Subsidiaries shall be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries shall be permitted, following the Closing (including during the Earnout Period and for the Earnout Years), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, and the Company Holder Participants shall not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, Pubco shall not, and shall cause its Subsidiaries not to, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestones.

1.11         Effect of Purchaser Merger on Issued and Outstanding Securities of Purchaser and Purchaser Merger Sub. At the Effective Time, by virtue of the Purchaser Merger and without any action on the part of any Party or the holders of securities of any Purchaser Party or the Company:

(a)           Purchaser Units. At the Effective Time, every issued and outstanding Purchaser Unit shall be automatically detached, and the holder thereof shall be deemed to hold one (1) Purchaser Ordinary Share and one (1) Purchaser Right in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.11.

(b)           Purchaser Ordinary Shares. Every issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.11(c), Section 1.11(d) and Section 1.11(e) below) that is not redeemed in the Closing Redemption shall become and be converted automatically at the Effective Time into the right to receive (i) one (1) share of Pubco Common Stock and (ii) one-half of one share of Pubco Common Stock, or a convertible security automatically convertible or exercisable for one-half of one share of Pubco Common Stock after 90 days following the Closing or such other period as may be agreed by the Purchaser and the Company and with such other terms as may be agreed by the Purchaser and the Company (together, the “Per Share Purchaser Merger Consideration”), following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of any certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Any certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if required by Law) representing the same number of shares of Pubco Common Stock upon the surrender of such certificate in accordance with Section 1.13. Any certificate formerly representing Purchaser Ordinary Shares (other those described in Section 1.10(d) and Section 1.11(e) below) shall thereafter represent only the right to receive the same number of shares of Pubco Common Stock.

(c)           Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into two-tenths (2/10) of one (1) Purchaser Ordinary Share, which is equivalent to the number of shares of Pubco Common Stock that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination in accordance with the Purchaser’s Organizational Documents, the IPO Prospectus and the Rights Agreement into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred at the Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into shares of Pubco Common Stock. At the Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of any certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Any certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive shares of Pubco Common Stock as set forth herein (with any shares of Pubco Common Stock being rounded down to the nearest whole number).

(d)           Dissenting Shares. Each Purchaser Ordinary Share owned by holders of Purchaser Ordinary Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Purchaser Merger pursuant to the Cayman Companies Act (the “Dissenting Shares” and, such holders, the “Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 1.17, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loss its rights to, dissent from the Purchaser Merger pursuant to Cayman Companies Act with respect to any Dissenting Shares.

(e)           Treasury Stock. At the Effective Time, if there are any shares in the capital of Purchaser that are owned by the Purchaser as treasury shares or by any direct or indirect Subsidiary of the Purchaser, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f)            Purchaser Merger Sub Stock. At the Effective Time, each ordinary share of Purchaser Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of Purchaser Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares in the capital of Purchaser Surviving Subsidiary.

(g)           No Liability. Notwithstanding anything to the contrary in this Section 1.10, none of the Purchaser Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.12         Effect of Company Merger on Issued Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Purchaser Party or the Company:

(a)           Company Common LLC Units. Subject to clause (b) below, all Company Common LLC Units issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration (and any Earnout Shares after the Closing in accordance with Section 1.10), with each Company Holder being entitled to receive such Company Holder’s Company Holder Pro Rata Share of the Merger Consideration (and any Earnout Shares after the Closing in accordance with Section 1.10), without interest, upon delivery of any required Transmittal Documents in accordance with Section 1.14. As of the Effective Time, each Company Holder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.10 above).

(b)           Other Company Convertible Securities. Any Company Convertible Security, if not exercised or converted prior to the Effective Time into Company Common LLC Units, shall be cancelled, retired and terminated and thereby cease to represent any right to acquire, be exchanged for or convert into equity securities of the Company or Pubco, or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

(c)           Company Merger Sub Shares. At the Effective Time, all common membership units of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of common membership units of Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and shall constitute the only equity securities in Company Surviving Subsidiary.

1.13         Effect of Mergers on Issued and Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Purchaser Party or the Company, all of the shares of capital stock of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.14         Exchange Procedures.

(a)           At or prior to the Effective Time, Pubco shall send to each Company Holder a letter of transmittal for the applicable portion of the Merger Consideration, in form and substance reasonably agreed by the Purchaser and the Company prior to the Closing (a “Letter of Transmittal”), which shall specify that the delivery of Pubco Certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery to Pubco of membership interest certificates or other instruments, if any, representing the Company Common LLC Units (collectively, the “Company Certificates”), or written acknowledgement of the termination of their rights to such Company Common LLC Units to the extent that such Company Holder was never issued a Company Certificate or, in the case of a lost, stolen or destroyed Company Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.14(d), for cancellation together with any related documentation reasonably requested by Pubco in connection therewith. Each Company Holder shall be entitled to receive its Company Holder Pro Rata Share of the Merger Consideration (and, with respect to the Company Holder Participants, its Company Holder Participant Pro Rata Share of any Earnout Shares after the Closing in accordance with Section 1.10 or any Returned Shares after the Closing in accordance with Section 1.15) in respect of the Company Common LLC Units represented by the Company Certificate(s) as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco of the following items (collectively, the “Transmittal Documents”): (i) (x) if applicable, the Company Certificate(s) for its Company Common LLC Units (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, or (y) written acknowledgement of the termination of the rights to such Company Common LLC Units to the extent that such Company Holder was required to have been issued a Company Certificate, but was never issued a Company Certificate, and (ii) such other documents as may be reasonably requested by Pubco. Pubco shall issue, or cause to be issued, to each holder of Company Common LLC Units, upon compliance with this Section 1.14(a), certificates representing the number of shares of Pubco Common Stock for which their Company Common LLC Units are exchangeable (the “Pubco Certificates”) at the Effective Time, and any Company Certificates surrendered in connection with this Section 1.14(a) shall forthwith be canceled. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration (and any Earnout Shares after the Closing in accordance with Section 1.10) attributable to such Company Certificate.

(b)           If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name any surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Common LLC Units shall have been permitted in accordance with the terms of the Company’s Organizational Documents, as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (iii) the recipient such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by Pubco, and (iv) the Person requesting such delivery shall pay to Pubco any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Pubco that such Tax has been paid or is not payable.

(c)           All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Purchaser Securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the shares of Pubco Common Stock so issued in exchange. To the extent that any Purchaser Ordinary Shares are represented by physical certificates (“Purchaser Certificates”), the holders of such Purchaser Ordinary Shares shall be provided a customary letter of transmittal by the Purchaser to send their Purchaser Certificates (or in the case of a lost, stolen or destroyed Purchaser Certificate, a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.14(d)) to the transfer agent for the shares of Pubco Common Stock, which shall be the same as the transfer agent for the Purchaser Ordinary Shares, and such transfer agent shall, upon receipt of completed documentation, issue the shares of Pubco Common Stock that are issuable in respect of the holder’s Purchaser Ordinary Shares. To the extent that any Purchaser Securities are held in book-entry form, the issuance of shares of Pubco Common Stock shall automatically be made by the transfer agent. If certificates representing the shares of Pubco Common Stock are to be issued in a name other than that in which the Purchaser Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Purchaser Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange shall have paid to Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the shares of Pubco Common Stock in any name other than that of the registered holder of the Purchaser Certificates surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(d)           In the event any Company Certificate or Purchaser Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or Purchaser Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate or Purchaser Certificate, Pubco shall issue or cause to be issued the number of shares of Pubco Common Stock for which such lost, stolen or destroyed Company Certificates or Purchaser Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to this Agreement.

(e)           Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock shall be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Common Stock.

1.15         Shares in Respect of Specified Liability. In the event that the amount of the Specified Liability has not been finally determined through a settlement or agreement prior to the Closing and is based on the amount of the Specified Liability reflected in the Interim Balance Sheet for purposes of the Closing Net Debt calculation, and, upon determination of the actual amount of the Specified Liability following the Closing pursuant to a final settlement or agreement relating thereto, the actual amount of such Specified Liability in such settlement or agreement is less than the amount of the Specified Liability set forth in the Interim Balance Sheet (any such difference, an “Excess Liability Amount”), then, as soon as practicable following such settlement or arrangement and determination of any such Excess Liability Amount, Pubco shall issue to the Company Holder Participants an aggregate number of shares of Pubco Common Stock equal to the Excess Liability Amount divided by $9.87 (any such shares so issued, the “Returned Shares”).

1.16         Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the Mergers, taken together, are intended to qualify as exchanges described in Section 351 of the Code (the “Intended Tax Treatment”). The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Mergers, taken together, do not qualify as exchanges described in Section 351 of the Code.

1.17         Dissenters’ Rights.

(a)           No person who has validly exercised their dissenters’ rights pursuant to Cayman Companies Act shall be entitled to receive the Per Share Purchaser Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Act. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Cayman Companies Act with respect to the Dissenting Shares owned by such Dissenting Shareholder.

(b)           In the event that any written notices of objection to the Purchaser Merger are served by any shareholders of the Purchaser pursuant section 238(2) of the Cayman Companies Act, the Purchaser shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Purchaser Merger on such shareholders pursuant to section 238(4) of the Cayman Companies Act within twenty (20) days of obtaining the Required Purchaser Shareholder Approval.

1.18         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Purchaser Merger Sub and Company Merger Sub, respectively, the then current officers and directors of the Purchaser, the Company, Pubco and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
CLOSING

2.1           Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to the Company, 1345 Avenue of the Americas, New York, NY 10105, remotely by electronic exchange of signatures, on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the third (3rd) Business Day after all the conditions to the Closing set forth in this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, provided that any information set forth in any one section of the Purchaser Disclosure Schedules shall be deemed to apply to each other applicable Section of this Article III), or (ii) the SEC Reports that are available on the SEC’s website through EDGAR at least two (2) Business Days prior to the date of this Agreement (it being acknowledged that (x) nothing disclosed in any such SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement) or Section 3.5 (Capitalization) and (y) no risk factors, forward-looking statements or similar predictive statements disclosed in any such SEC Report will be deemed to modify or qualify and representations or warranties set forth in this Article III), the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1           Organization and Standing. The Purchaser is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2           Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3           Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser, is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on the Purchaser or materially impair or delay the ability of the Purchaser to consummate the Transactions.

3.4           Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser or materially impair or delay the ability of the Purchaser to consummate the Transactions.

3.5           Capitalization.

(a)           The share capital of the Purchaser is US$100,000 divided into 800,000,000 Purchaser Ordinary Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth in Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding preference shares of the Purchaser. All outstanding Purchaser Ordinary Shares and Purchaser Units are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b)           Except as set forth in Schedule 3.5(a) or Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Closing Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(c)           All Indebtedness of the Purchaser as of the date of this Agreement is disclosed in Schedule 3.5(c). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(d)           Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

(e)           Prior to giving effect to the Mergers, the Purchaser owns all of the issued and outstanding capital stock of Pubco, and other than Pubco and the Merger Subs, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

3.6           SEC Filings and Purchaser Financials.

(a)           The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of 2021 (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Rights are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)           The Purchaser maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser and other material information required to be disclosed by the Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s SEC filings and other public disclosure documents.

(c)           The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d)           Except and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s last Quarterly Report on Form 10-Q. The Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of the Purchaser are required by GAAP to be included in the Purchaser Financials.

(e)           Since its incorporation, the Purchaser has not received from the SEC staff or its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser or (iii) fraud, whether or not material, that involves management or other employees of the Purchaser who have a significant role in the internal controls over financial reporting of the Purchaser.

(f)           There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser. The Purchaser has not taken any action prohibited by Section 402 of the SOX.

3.7           Absence of Certain Changes.

(a)           Since its incorporation, the Purchaser has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of an initial Business Combination as described in the IPO Prospectus, including the investigation of the Company and those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in the Purchaser’s Organizational Documents or the IPO Prospectus, there is no Contract binding upon any Purchaser Party or to which any Purchaser Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries.

(b)           Each Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

(c)           Since December 31, 2022, the Purchaser has not been subject to a Material Adverse Effect.

3.8           Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written or, to the Knowledge of the Purchaser, oral, notice alleging any violation of applicable Law by the Purchaser.

3.9           Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened, material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10         Taxes and Returns.

(a)           The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)           Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c)           The Purchaser is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as a transaction described in Section 351 of the Code.

3.11         Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions or the transactions contemplated by the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) from Purchaser or its Subsidiaries becoming due to any director, officer or employee of the Purchaser or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit. There is no arrangement with respect to any employee of the Purchaser that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Purchaser and no arrangement exists pursuant to which the Purchaser will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax on a payment to such Person.

3.12         Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13         Material Contracts.

(a)           Except as disclosed in Purchaser’s SEC Reports, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)           With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14         Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15         Investment Company Act; JOBS Act. As of the date of this Agreement, the Purchaser is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act. The Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

3.16         Finders and Brokers. Except as set forth in Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17         Certain Business Practices.

(a)           Neither the Purchaser, nor any of its directors or officers, nor, to the Knowledge of the Purchaser, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the any local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)           The operations of the Purchaser are and have been conducted at all times in material compliance with anti-money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)           None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.18         Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, products, products liability, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.19         Transactions with Affiliates. Schedule 3.19 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer, employee, manager, direct or indirect equityholder or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding equity securities as of the date hereof.

3.20         Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Company or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.21         Trust Account. As of June 30, 2023, there is $71,632,401.23 in cash held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Purchaser’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations. The Purchaser has performed all material obligations required to be performed by it to date, and is not in material default or breach, under the Trust Agreement, and to the Purchaser’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the Knowledge of the Purchaser, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except to the extent necessary in connection with any Extensions, the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of the Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by the Purchaser to be inaccurate in any material respect or that would entitle any Person (other than Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, the Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser on the Closing Date. There are no Actions pending with respect to the Trust Account. The Purchaser has not released any money from the Trust Account other than to pay Taxes from any interest income earned in the Trust Account in accordance with the Trust Agreement and for prior redemptions of Purchaser Ordinary Shares by Public Shareholders in connection with prior amendments to the Purchaser’s Organizational Documents to extend its deadline to consummate a Business Combination. As of the Effective Time, the obligations of the Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate and the Purchaser shall have no obligation whatsoever pursuant to the Purchaser’s Organizational Documents to dissolve and liquidate the assets of the Purchaser by reason of the consummation of the transactions contemplated herein. Following the Effective Time, no shareholder of the Purchaser is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its Purchaser Ordinary Shares for redemption pursuant to the Closing Redemption in compliance with the Purchaser’s Organizational Documents.

3.22         No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Purchaser nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Purchaser or its business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Purchaser hereby expressly disclaims any other representations or warranties, whether implied or made by the Purchaser or any of its Representatives. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of the Purchaser), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser.

Article IV
REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUBS

Except as set forth in the Purchaser Disclosure Schedules, each of Pubco and the Merger Subs represents and warrants to the Purchaser and the Company, as of the date hereof and as of the Closing, as follows:

4.1           Organization and Standing. Pubco is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Company Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser Merger Sub is an exempted company validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and the Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub to consummate on a timely basis the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party. Pubco has heretofore made available to the Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco and the Merger Subs, each as currently in effect. Neither Pubco nor any Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2           Authorization; Binding Agreement. Subject to the adoption of the Amended Pubco Organizational Documents and delivery of the Written Consents in accordance with Section 6.24, each of Pubco and the Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Pubco and the Merger Subs and, subject to the delivery of the Written Consents in accordance with Section 6.24 no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the adoption of the Amended Pubco Organizational Documents), on the part of Pubco or the Merger Subs are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or the Merger Subs is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3           Governmental Approvals. Except as otherwise set forth in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Pubco or the Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub to consummate on a timely basis the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party.

4.4           Non-Contravention. The execution and delivery by Pubco and the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the adoption of the Amended Pubco Organizational Documents, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub to consummate on a timely basis the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party.

4.5           Capitalization. Prior to giving effect to the Mergers and the Amended Purchaser Organizational Documents, (i) Pubco is authorized to issue 100 shares of Pubco Common Stock, of which 100 shares are issued and outstanding, and all of which are owned by the Purchaser, (ii) the share capital of Purchaser Merger Sub is US$100,000 divided into 800,000,000 ordinary shares of par value US$0.000125 each, of which 10,000 shares are issued and outstanding, and all of which are owned by Pubco, and (iii) Company Merger Sub is authorized to issue 1,000 common membership units, of which 1,000 common membership units are issued and outstanding, and all of which are owned by Pubco. Prior to giving effect to the Mergers, other than Pubco’s ownership of the Merger Subs, Pubco and the Merger Subs do not have any Subsidiaries or own any equity interests in any other Person.

4.6           Ownership of Merger Consideration. All shares of Pubco Common Stock to be issued and delivered to the Company Holders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Pubco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Holder, and the issuance and sale of such Pubco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.7           Pubco and Merger Sub Activities. Since their formation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of the Merger Subs) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the transactions contemplated hereby and thereby, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Merger Subs are not party to or bound by any Contract.

4.8           Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser Parties or the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Merger Subs.

4.9           Investment Company Act. As of the date of this Agreement, Pubco is not an “investment company”, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meanings of the Investment Company Act.

4.10         No Other Representations. Except for the representations and warranties expressly made by Pubco and the Merger Subs in this Article IV (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, none of Pubco nor the Merger Subs nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to Pubco or the Merger Subs or their respective businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and each of Pubco and the Merger Subs hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco or either of the Merger Subs or any of their respective. Except for the representations and warranties expressly made by Pubco and the Merger Subs in this Article IV (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, each of Pubco and the Merger Subs hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of Pubco or a Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco or a Merger Sub.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, provided that any information set forth in any one section of the Company Disclosure Schedules shall be deemed to apply to each other applicable Section of this Article V), the Company hereby represents and warrants to the Purchaser Parties, as of the date hereof and as of the Closing, as follows:

5.1           Organization and Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the DLLCA and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary and would not have a Material Adverse Effect. Schedule 5.1 lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

5.2           Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Holder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DLLCA, any other applicable Law or any Contract to which the Company or any of its equity holders is a party or by which it or its securities are bound and (b) other than the Required Company Holder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by unanimous written consent (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Company Merger and the other transactions contemplated by this Agreement in accordance with the DLLCA, (iii) directed that this Agreement be submitted to the Company’s members for adoption and (iv) resolved to recommend that the Company’s members adopt this Agreement.

5.3           Capitalization.

(a)           As of the date of this Agreement, the Company issued and outstanding membership or other equity interests of the Company consists of 10,210,300 Company Series A Units, 9,807,784 Company Series B Units, and 1,678,862 Company Series C Units. There are 51,918 Company Series C Units reserved and available for issuance pursuant to the Company’s Equity Incentive Plan. Prior to giving effect to the transactions contemplated by this Agreement (including, without limitation, the Recapitalization), all of the issued and outstanding Company Units and other equity interests of the Company are set forth on Schedule 5.3(a), along with the beneficial and record owners thereof. All of the outstanding Company Units and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company does not directly or indirectly hold any Company Units or other equity interests of the Company in treasury. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws.

(b)           Other than as set forth in Schedule 5.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its equity holders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth in Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Operating Agreement or in Schedule 5.3(b), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth in Schedule 5.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)           Except as disclosed in the Company Financials, since January 1, 2023, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4           Subsidiaries. The Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

5.5           Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the Company or its ability to perform its obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

5.6           Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the Company or its ability to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby.

5.7           Financial Statements.

(a)           As used herein, the term “Company Financials” means the unaudited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2022 (the “Balance Sheet Date”) and December 31, 2021, and the related unaudited income statements, changes in members’ equity and statements of cash flows for the fiscal years then ended. True and correct copies of the Company Financials are attached as Schedule 5.7(a). The Company Financials (i) accurately reflect in all material respects the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that these unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in nature or amount), and (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)           All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past three (3) years, the Company has not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c)           The Company does not have any Indebtedness other than the Indebtedness set forth in Schedule 5.7(c). No Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its properties or assets.

(d)           The Company is not subject to any Liabilities or obligations (of the type required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date contained in the Company Financials, (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law) or (iii) Expenses of the Company incurred in connection with the negotiation, preparation and/or execution of this Agreement or any of the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

5.8           Absence of Certain Changes. Except as set forth in Schedule 5.8, since December 31, 2022, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

5.9           Compliance with Laws. The Company is not nor has the Company been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since January 1, 2022, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

5.10         Company Permits. The Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”). All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

5.11         Litigation. Except as described in Schedule 5.11, as of the date of this Agreement there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority, in either case of (a) or (b) by or against the Company, its business, equity securities or assets, which is reasonably expected to have a Material Adverse Effect upon the Company. Since January 1, 2022, to the Company’s Knowledge, none of the current or former executive officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12         Material Contracts.

(a)           Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company is a party or by which the Company or any of its properties or assets are bound or affected (each Contract required to be set forth in Schedule 5.12(a), a “Company Material Contract”) that:

(i)           contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)          involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)         involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $100,000;

(v)          involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi)         relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets, in each case with ongoing obligations on behalf of the Company;

(vii)        by its terms, individually or with all related Contracts, called for aggregate payments or resulted in receipts by the Company under such Contract or Contracts of at least $100,000 in the 12-month period ended June 30, 2023, and which the Company reasonably expects to require payments or receipts of at least $100,000 in the current fiscal year;

(viii)       between the Company and any of its directors, officers, contractors or employees of the Company or any Related Person (other than at-will employment or consulting arrangements or intellectual property assignment agreements with employees and contractors entered into in the ordinary course of business consistent with past practice and comporting in all material respects with the Company form agreements therefor), including all non-competition, severance and indemnification agreements;

(ix)         obligates the Company to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(x)          relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xi)         is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xii)        relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from the Company, other than Off-the-Shelf Software; or

(xiii)       that would be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)           Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) the Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.

5.13         Intellectual Property.

(a)           Schedule 5.13(a)(i) sets forth as of the date of this Agreement (i) all material U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications therefor owned, purported to be owned, or exclusively licensed by the Company or otherwise used or held for use by the Company in which the Company is or purports to be the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates and (ii) all material unregistered Intellectual Property owned or purported to be owned by, licensed by, licensed to, or otherwise used or held for use by the Company (collectively with the Company Registered IP, “Company IP”).

(b)           To the Knowledge of the Company, the Company has a valid and enforceable license to use all third-party Intellectual Property that is used or practiced in the conduct of its respective business. The Company is not a party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c)           Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensee or recipient of rights (each, an “Inbound IP License”), other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements, (C) confidentiality agreements entered into in the ordinary course of business solely for the purposes of evaluating a potential business relationship, or (D) non-exclusive licenses granted by the Company, or to the Company in the ordinary course of business, and for each such Inbound IP License, describes (i) the applicable Intellectual Property affected, (ii) the licensor or grantor of rights under such Inbound IP License, and (iii) any royalties, license fees or other compensation due to any Person, if any. Each Inbound IP License is in effect, binding on, and enforceable against the parties thereto. Neither the Company, nor, to the Company’s Knowledge, no counterparty to any Inbound IP License, is in material breach of any Inbound IP License. As of the date of this Agreement, the Company does not have any licenses, sublicenses and other agreements or permissions under which the Company is the licensor or grantor of rights.

(d)           No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, purported to be owned, licensed, used or held for use by the Company. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution, wrongful disclosure or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company; (iii) there are no outstanding Orders to which the Company is a party or its otherwise bound that (A) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (B) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (C) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned or purported to be owned by the Company. The Company is not currently infringing, misappropriating, wrongfully disclosing, diluting or otherwise violating any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or since January 1, 2018, has been, infringing upon, misappropriating, wrongfully disclosing, diluting, or otherwise violating any Company IP.

(e)           To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company; and (ii) the operation of the business of the Company has not and does not violate any right to privacy or publicity of any third Person.

(f)            The Company is not legally bound by any Contract or other obligation under which the occurrence of the Closing would (i) obligate the Company to license, or otherwise grant rights or result in the grant of rights to any other Person in, any Intellectual Property (whether owned or used by the Company), (ii) entitle any Person to a release of any source code escrow or any other disclosure of any source code that is Company Intellectual Property, (iii) result in any material Liens on the Company Intellectual Property, (iv) result in the material loss or impairment of the Company’s rights to own or use any Company Intellectual Property or (v) otherwise materially increase any burdens or decrease any rights relating to the Company Intellectual Property.

(g)           The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Inbound IP License.

5.14         Taxes and Returns.

Except as set forth on Schedule 5.18:

(a)           The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)           There is no Action currently pending or, to the Knowledge of the Company, threatened, against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)           The Company is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)           There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e)           The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)            The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)           The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)           The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(i)            The Company does not have any Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(j)            The Company has not requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

5.15          Real Property. Except as set forth on Schedule 5.15, the Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 5.15, free and clear of all Liens.

5.16          Personal Property. All items of material Personal Property currently owned, used or leased by the Company in the aggregate are in good operating condition and repair and function in all material respects in the aggregate in accordance with their intended uses (ordinary wear and tear excepted).

5.17         Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Balance Sheet Date included in the Company Financials and (d) Liens set forth in Schedule 5.17. The assets that the Company will continue to have good and valid title to, or the right to use, following the Closing constitute all of the material assets necessary for the conduct of the business and operations of the Company as currently conducted.

5.18         Employee Matters.

(a)           The Company is not a party to any collective bargaining agreement or similar Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened in writing any strike, slow-down, picketing, work-stoppage, arbitration or other similar labor activity (including unfair labor practice charges, grievances or complaints) with respect to any such employees. As of the date hereof, no current officer of the Company has provided the Company with written notice of his or her plan to terminate his or her employment with the Company.

(b)           Except as set forth in Schedule 5.18(b), the Company (i) to the Knowledge of the Company, is and has since January 1, 2022 been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers’ compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (collectively, “Employment Laws”), (ii) has not incurred any material Liability that remains unsatisfied as of the date of this Agreement for any material past due arrears of wages or any material penalty for failure to comply with any Employment Law, and (iii) has not incurred any material Liability that remains unsatisfied as of the date of this Agreement for any material past due arrears of wages or any material penalty for failure to comply with payment of wages. As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of the Company, threatened in writing against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any Employment Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)           Schedule 5.18(c) hereto sets forth a complete list as of the date hereof of all employees of the Company, showing for each as of such date the employee’s name, job title or description and location. Except as set forth in Schedule 5.18(c), no employee is a party to a written employment Contract with the Company and each is employed “at will”.

5.19          Benefit Plans.

(a)           During the six (6)-year period preceding the date of this Agreement, neither the Company nor any of its ERISA Affiliates has sponsored, maintained, contributed to, had an obligation to contribute to, or otherwise had any Liability under or with respect to: (i) a “defined benefit plan” (as defined in Section 414(j) of the Code) or any other “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as described in Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(b)           Set forth on Schedule 5.19(b) is a true and complete list of each Benefit Plan of the Company (“Company Benefit Plan”). Each Company Benefit Plan has been established and maintained in material compliance with its terms and with the requirements of all applicable Laws, including ERISA and the Code. With respect to each Company Benefit Plan, the Company has provided to the Purchaser accurate and complete copies, if applicable, of: (i) the plan document; (ii) any trust agreement, annuity Contract, or other funding arrangement; (iii) the current summary plan description; and (iv) all material communications with any Governmental Authority.

(c)           Neither the execution and delivery of this Agreement, nor the consummation of the Transactions shall: (i) entitle any current or former employee, officer, director or independent contractor to any payment or any increase in payment under any Company Benefit Plan, (ii) accelerate the time of payment, funding or vesting of any benefit under any Company Benefit Plan, or (iii) result in any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither the Company nor Seller has any obligation to “gross-up,” compensate, reimburse, “make-whole,” or otherwise indemnify any individual for the imposition of any Tax under Sections 4999 or 409A of the Code.

5.20          Environmental Matters. Except as set forth in Schedule 5.20:

(a)           The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could materially and adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)           The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any material Liabilities or obligations under any Environmental Laws.

(c)           No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)           The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

5.21         Transactions with Related Persons. Except as set forth on Schedule 5.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the last two fiscal years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person. Except as set forth on Schedule 5.21, the Company does not have any outstanding any material Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or material Personal Property, or material right, tangible or intangible (including Intellectual Property) which is used in the business of the Company.

5.22         Insurance.

As of the date of this Agreement, the Company does not have or maintain any insurance policies.

5.23         Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws in all material respects.

5.24         Customers/Distributors and Suppliers. Schedule 5.24 lists, for each of (a) the twelve (12) months ended December 31, 2022 and (b) the period from January 1, 2023 through the Balance Sheet Date, the active customers and distributors of the Company (the “Active Customers/Distributors”). The relationships of the Company with the Active Customers/Distributors are good commercial working relationships and (i) no Active Customer/Distributor within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Active Customer/Distributor has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or intends to stop, decrease or limit materially its usage or purchase of the products or services of the Company, (iii) the Company has not within the past two (2) years been engaged in any material dispute with any Active Customer/Distributor, and (iv) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not materially and adversely affect the relationship of the Company with any Active Customer/Distributor. The Company did not have any Active Material Suppliers (as hereinafter defined) during (a) the twelve (12) months ended December 31, 2022 or (b) the period from January 1, 2023 through the Balance Sheet Date. For purposes hereof, “Active Material Suppliers” means suppliers of goods or services to the Company which have received orders and/or payments of greater than $100,000 during the applicable period.

5.25         Certain Business Practices.

(a)           Neither the Company, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company, nor any of its Representatives acting on its behalf, has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b)           The operations of the Company are and have been conducted at all times in material compliance with anti-money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)           Neither the Company nor any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not, in the last five (5) fiscal years, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

5.26         Investment Company Act. The Company is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

5.27         Finders and Brokers. Except as set forth in Schedule 5.27, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.28         Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary documents to which it is a party and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

5.29         Information Supplied. None of the information supplied or to be supplied by the Company specifically in writing for inclusion in the Registration Statement will, when first mailed to the Public Shareholders or at the time of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) any information supplied by or on behalf of the Purchaser or its Affiliates or (b) any projections, estimates, forecasts or forward-looking statements included in the Registration Statement.

5.30         No Other Representations. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Company, the Company Security Holders, the Company Shares, the business of the Company, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaim any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or in any Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, forward-looking statement, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Company.

Article VI
COVENANTS

6.1           Access and Information

(a)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.14, the Company shall give the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the Purchaser or its Representatives may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. Notwithstanding the foregoing, the Company shall not be required to provide to the Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in a breach of any Contract between the Company and a third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any Purchaser Party or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis. Notwithstanding the foregoing or anything contained in this Agreement, the Parties acknowledge that certain information of or maintained by the Company is subject to governmental secrecy or confidentiality provisions and may not be disclosed or shared without prior approval of the applicable Governmental Authority or other applicable Person.

(b)           During the Interim Period, subject to Section 6.14, the Purchaser shall give the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Purchaser is subject, (B) result in a breach of any Contract between the Purchaser and a third party, (C) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Purchaser shall use reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Purchaser shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

6.2           Conduct of Business of the Company.

(a)           Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as necessary in connection with the Recapitalization, as required by applicable Law (including COVID-19 Measures) or as set forth in Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)           Without limiting the generality of Section 6.2 and except as contemplated by the terms of this Agreement or the Ancillary Documents, as necessary in connection with the Recapitalization, as required by applicable Law (including COVID-19 Measures) or as set forth in Schedule 6.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)           amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)          authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)         split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)         except as set forth in Schedule 6.2(b)(iv), make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(v)          transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(vi)         terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(vii)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(viii)       establish any Subsidiary or enter into any new line of business;

(ix)          revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(x)          waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xi)         close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xii)        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xiii)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xiv)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xv)        enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xvi)       accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xvii)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xviii)     authorize or agree to do any of the foregoing actions.

6.3           Conduct of Business of the Purchaser.

(a)           Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth in Schedule 6.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, but subject to Section 6.3(b)(iv), nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”) pursuant to exercise of automatic extension rights in accordance with the Purchaser’s current Organizational Documents, and no consent of any other Party shall be required in connection therewith.

(b)           Without limiting the generality of Section (a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (or as contemplated by any Transaction Financing), as required by applicable Law (including COVID-19 Measures) or as set forth in Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries, including Pubco and the Merger Subs, to not:

(i)           amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii)          authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, restricted stock units, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)         split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)         incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $200,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any Transaction Financing), up to aggregate additional Indebtedness during the Interim Period of $200,000, and (B) the costs and expenses necessary for an Extension (including to fund payments by the Purchaser to the Trust Account for (x) an automatic extension right in accordance with Purchaser’s current Organizational Documents or (y) to incentivize Public Shareholders not to redeem their Purchaser Ordinary in an extension redemption connection with an amendment of Purchaser’s Organizational Documents to extend its deadline to consummate a Business Combination) (such expenses, “Extension Expenses”)), up to aggregate additional Indebtedness during the Interim Period of $600,000;

(v)          make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)         amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii)        terminate, waive or assign any material right under any Purchaser Material Contract;

(viii)       fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)         establish any Subsidiary or enter into any new line of business;

(x)          fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)         revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii)        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii)       acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xv)        voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses or any Extension Expenses permitted pursuant to clause (iv) above) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvi)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)      enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xviii)     take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xix)        authorize or agree to do any of the foregoing actions.

6.4           Financial Statements. As soon as available following the date of this Agreement, the Company shall deliver to the Purchaser (a) the financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2022 and December 31, 2021, and the related audited income statements, changes in members’ equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor, and (b) the PCAOB-auditor reviewed financial statements, consisting of the balance sheet of the Company as of June 30, 2023 (the “Interim Balance Sheet Date”) and the related income statement, changes in members’ equity and statement of cash flows for the six months then ended, which shall comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder. During the Interim Period, as promptly as practicable following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited income statement and an unaudited balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited financial statements of the Company that the Company’s certified public accountants may issue.

6.5           Purchaser Public Filings. During the Interim Period, the Purchaser shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Units and the Purchaser Ordinary Shares on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Common Stock.

6.6           No Solicitation.

(a)           For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b)           During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party; provided, however, that notwithstanding the foregoing or anything in this Agreement to the contrary, the Company shall be permitted to engage in discussions or negotiations with respect to a transaction or relationship with any potential strategic partner, investor or entity engaged in a line of business similar to the business conducted by the Company, and any such discussions or negotiations shall not be or constitute a breach of this Agreement.

(c)           Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying, in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof, if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7           No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Mergers in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8           Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties in writing if such Party or its Affiliates becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of Purchaser, as the case may be): (a) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any conditions to the Closing set forth in Article VII not to be satisfied or (b) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material impact on the ability of the Parties to consummate the Transactions or to materially delay the timing thereof. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. During the Interim Period, the Purchaser, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Ancillary Documents or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of the Purchaser, the Purchaser or any of its Representatives (in their capacity as a representative of the Purchaser) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). The Purchaser and the Company each (i) shall keep the other Party reasonably informed regarding any Transaction Litigation, (ii) shall give the other Party the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other Party in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) shall consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) shall reasonably cooperate with each other Party. Notwithstanding the foregoing, (x) the Purchaser and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (y) in no event shall the Purchaser (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

6.9           Efforts.

(a)           Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)           As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement (including to obtain CFIUS Approval, the costs and expenses of which shall be borne equally by the Purchaser and the Company). Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c)           Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10         Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.11         The Registration Statement.

(a)           As promptly as practicable after the date hereof, the Purchaser, Pubco and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and Pubco shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued to the holders of Purchaser Securities and the Company Holders pursuant to the Mergers, which Registration Statement shall also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the Purchaser’s shareholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Purchaser’s shareholders to vote, at an extraordinary general meeting of the Purchaser’s shareholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Mergers (and, to the extent required, the issuance of any shares in connection with any Transaction Financing) and the Plan of Merger, by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the Cayman Companies Act, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended Pubco Organizational Documents, (iii) the adoption and approval of a new equity incentive plan for Pubco, in form and substance to be mutually agreed by the Purchaser and the Company prior to the effectiveness of the Registration Statement, and which shall provide for awards for a number of shares of Pubco Common Stock equal to fifteen percent (15%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (after giving effect to the Closing Redemption), (iv) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.16 hereof, and (v) such other matters as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Shareholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of the Purchaser. The Purchaser Board shall not withdraw, amend, qualify or modify its recommendation that the Purchaser’s shareholders approve the Purchaser Shareholder Approval Matters. If, on the date for which the Purchaser Special Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, the Purchaser and Pubco shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Cayman Companies Act, the DGCL and the rules and regulations of the SEC and Nasdaq. The Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and the Purchaser and Pubco shall consider in good faith any such comments. The Company shall provide Purchaser with such information concerning the Company and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein to the extent based solely on information supplied by the Purchaser, the Merger Subs or the Sponsor for inclusion or incorporation by reference in the Registration Statement or any SEC filings of the Purchaser or the Proxy Statement provided to the Purchaser’s shareholders.

(b)           The Purchaser, Pubco and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Closing Redemption. Each of the Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the Purchaser and Pubco and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser and Pubco, with the reasonable cooperation of the Company, shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser’s shareholders, in each case, as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Registration Statement without the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c)           Each of Pubco and the Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser, Pubco, or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider in good faith any such comments. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. No filing of, or amendment or supplement to the Registration Statement shall be made by the Purchaser or Pubco without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). No response to any comments from the SEC or the staff of the SEC relating to the Registration Statement shall be made by the Purchaser or Pubco without the prior consent of the Company (such consent not to be unreasonably withheld, conditions or delayed), and without providing the Company, as applicable, a reasonable opportunity to review and comment thereon.

(d)           As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser and Pubco soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser shall (i) cause the Proxy Statement to be disseminated to the Purchaser’s shareholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents and Nasdaq listing rules, for a date no later than thirty (30) days following the date the Registration Statement is declared effective, (iii) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Purchaser Shareholder Approval Matters, and (iv) call the Purchaser Special Meeting in accordance with the Cayman Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)           The Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Closing Redemption.

(f)            The Purchaser and the Company shall use commercially reasonable efforts to cause: (i) Pubco to satisfy all applicable listing requirements of Nasdaq and (ii) the Pubco Common Stock issuable in accordance with this Agreement, including the Mergers, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

6.12         Required Company Holder Approval. As promptly as practicable after the Registration Statement has become effective, the Company shall either (i) call a meeting of its members in order to obtain the Required Company Holder Approval (the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Holders proxies in favor of the Required Company Holder Approval prior to such Company Special Meeting, or (ii) use its commercially reasonable best to obtain a signed written consent in lieu of a meeting of its members for the Required Company Holder Approval, and the Company shall take all other actions necessary or advisable to secure the Required Company Holder Approval.

6.13         Public Announcements.

(a)           The Parties agree that during the Interim Period, no public release, filing, announcement or other public communication concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including the existence or status thereof, shall be issued by any Party or any of their respective Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall promptly notify the other Parties of such obligation and shall use its commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)           The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within two (2) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.14         Confidential Information.

(a)           The Company and the Seller Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.14(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)           Each Purchaser Party hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that a Purchaser Party or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each Purchaser Party shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at such Purchaser Party’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

6.15         Documents and Information. After the Closing Date, Pubco shall, and shall cause its Subsidiaries (including the Surviving Subsidiaries) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Purchaser Parties and the Company in existence on the Closing Date and make the same available for inspection and copying by the Seller Representative during normal business hours of Pubco and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Pubco or its Subsidiaries (including the Company) without first advising the Seller Representative in writing and giving Seller Representative a reasonable opportunity to obtain possession thereof.

6.16         Post-Closing Board of Directors and Executive Officers.

(a)           Immediately after the Closing, Karl Brenza shall be appointed as the Chairman of Pubco and the Parties shall take all necessary action (including causing the directors of Pubco to resign) to designate and appoint to the rest of Pubco’s board of directors (the “Post-Closing Pubco Board”) seven (7) individuals, as follows: (i) two (2) individuals designated by the Purchaser prior to the Closing (the “Purchaser Directors”), one of whom shall be Karl Brenza and the other of which shall qualify as an independent director under Nasdaq rules, which Purchaser Directors shall be reasonably acceptable to the Company, (ii) four (4) individuals that are designated by the Company prior to the Closing (the “Company Directors”), one of whom shall be the Chief Executive Officer of the Company and two (2) of which shall qualify as an independent director under Nasdaq rules, which Company Directors shall be reasonably acceptable to the Company, and (iii) one (1) individual that is mutually agreed upon by the Company and the Purchaser acting reasonably, and who shall qualify as an independent director under Nasdaq rules. At or prior to the Closing, Pubco will provide each director serving on the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, to be effective upon the Closing (or if later, such director’s appointment). Pursuant to the Amended Pubco Organizational Documents as in effect as of the Closing, the Post-Closing Pubco Board shall be a classified board with three classes of directors, with (x) one class of directors, the Class A Directors, initially serving a one (1)-year term, such term effective from the Closing (but any subsequent Class A Directors serving a three (3)-year term), (y) a second class of directors, the Class B Directors, initially serving a two (2)-year term, such term effective from the Closing (but any subsequent Class B Directors serving a three (3)-year term), and (z) a third class of directors, the Class C Directors, serving a three (3)-year term, such term effective from the Closing (each of Karl Brenza and Dolan Falconer shall serve as Class C Directors).

(b)           The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

(c)           The Parties shall take all necessary action to cause Pubco to have an advisory board comprised of those individuals set forth on Schedule 6.16(c) or such other individuals as the Company may designate.

6.17         Indemnification of Directors and Officers; Tail Insurance.

(a)           The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of a Purchaser Party or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of a Purchaser Party or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and a Purchaser Party or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of, as applicable, the Purchaser or the Company the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)           Pubco shall indemnify the directors and executive officers of the Purchaser for any Liabilities they may incur that arise from the Specified Liability.

(c)           For the benefit of each Purchaser Party’s and the Company’s directors and officers, Pubco or the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than, as applicable, the Purchaser’s or the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Surviving Subsidiaries shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Surviving Subsidiaries shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

6.18         Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, and any proceeds received by Purchaser from any Transaction Financing shall first be used to pay (i) the Purchaser’s accrued Expenses, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses and (iv) any other Liabilities of the Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

6.19         Tax Matters.

(a)           Each of the Parties shall use its reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Mergers to fail to qualify for the Intended Tax Treatment. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Mergers consistent with the Intended Tax Treatment. Each of the Parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b)           The Purchaser shall reasonably promptly notify the Company, and the Company shall reasonably promptly notify the Purchaser, in each case if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent the Mergers from qualifying for the Intended Tax Treatment.

6.20         Transfer Taxes. The Purchaser shall pay for and bear any sales, use, real property transfer, stamp, stock transfer, or other similar transfer Taxes imposed on Purchaser, either Merger Sub or the Company in connection with the Mergers or other transactions contemplated by this Agreement.

6.21         Transaction Financing. Without limiting anything to the contrary contained herein, during the Interim Period, the Purchaser shall use commercially reasonable efforts enter into financing agreements (any such agreements, the “Financing Agreements” and the financing contemplated by such Financing Agreements, a “Transaction Financing”) on such terms as the Purchaser and the Company shall agree (such agreement not to be unreasonably withheld, conditioned or delayed) and, if requested by the Purchaser, the Company shall, and shall cause its Representatives to, reasonably cooperate with the Purchaser in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser). Such Financing Agreements may include non-redemption agreements from existing Public Shareholders and backstop agreements and private placement subscription agreements (whether for equity or debt) with any investors. Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company or the Purchaser, during the Interim Period, the Purchaser shall not (i) reduce the committed investment amount to be received by the Purchaser under any Financing Agreement or reduce or impair the rights of the Purchaser under any Financing Agreement in any material respect or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, (x) in any material respect and (y) excluding any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision).

6.22         Employment Agreements. Prior to the Closing, each of the individuals set forth in Schedule 6.22 shall enter into a new employment agreement between each such individual and Pubco (or a Subsidiary thereof), in each case, to become effective as of the Closing, and upon terms to be agreed by to the Company, the Purchaser and such individual prior to the effectiveness of the Registration Statement (collectively, the “Employment Agreements”).

6.23         A&R Registration Rights Agreement. Prior to the Closing, the Purchaser, certain shareholders of the Purchaser and certain Company Holders who will be Affiliates of Pubco immediately following the Closing shall enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), in a form to be reasonably acceptable to the Purchaser and the Company, which shall amend and restate that certain Registration Rights Agreement, dated as of February 13, 2023, by and among the Purchaser, the Sponsor and the other parties thereto (the “Original RRA”) to provide such Company Holders with registration rights that are substantially similar in all material respects to, and pari passu with, the registration rights of the Sponsor pursuant to the Original RRA.

6.24         Written Consents of Pubco and the Merger Subs. Promptly (but in any event within two (2) Business Days) after the execution and delivery of this Agreement by the Parties, Pubco and each of the Merger Subs shall obtain in accordance with the DGCL, the DLLCA and the Cayman Companies Act, as applicable, the written consent of its equity holder or written special resolutions of its sole shareholder (in the case of Purchaser Merger Sub), approving its entry into this Agreement, the Plan of Merger (in the case of Purchaser Merger Sub) and the Ancillary Documents to which it is or is required to be a party, the consummation of the transactions contemplated hereby and thereby and the performance by it of its obligations hereunder and thereunder (collectively, the “Written Consents”), and deliver a copy of such Written Consent to the Company.

6.25         Recapitalization. The Company shall use commercially reasonable efforts to complete the Recapitalization prior to the Closing.

6.26         Insurance. The Company shall use commercially reasonable efforts to purchase workers’ compensation, directors’ and officers’ and general liability insurance policies prior to the Closing.

6.27         ScanTech Name. In the event that the Closing does not occur, the Company shall have and retain all rights to the ScanTech name and any derivation thereof. Without limiting the foregoing, in the event that the Closing does not occur or this Agreement is terminated for any reason, the Purchaser agrees to promptly change the name of Pubco to a name that does not include the ScanTech name or any derivation thereof.

6.28         Company Indebtedness. The Parties agree to use commercially reasonable efforts to cause Pubco or the Company, as applicable, prior to the filing of the Registration Statement, to agree upon definitive terms relating to the Indebtedness set forth on Schedule 6.28 (the “Specified Indebtedness”), which Specified Indebtedness shall become effective as of and be contingent upon the Closing.

6.29         Consulting Agreement. Prior to the Closing, Pubco shall enter into a consulting agreement with Karl Brenza, to become effective as of the Closing, as more particularly set forth on Schedule 6.29.

Article VII
CLOSING CONDITIONS

7.1           Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)           Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b)           Required Company Holder Approval. Either (i) the Company Special Meeting shall have been held in accordance with the DLLCA and the Company’s Organizational Documents, or (ii) the Company shall have obtained a signed written consent of the Company Holders in lieu of a meeting, where in either case, the requisite vote, consent or approval of the Company Holders (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s Organizational Documents or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Merger (the “Required Company Holder Approval”).

(c)           Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (including, without limitation, any CFIUS Approval) shall have been obtained or made.

(d)           Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(d) shall have each been obtained or made.

(e)           No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)            Net Tangible Assets Test. Unless (with the prior written consent of the Company) the Organizational Documents of Purchaser have been amended to remove such requirement, the Purchaser shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Closing Redemption and any Transaction Financing) or upon the Closing after giving effect to the Transactions (including the Closing Redemption and any Transaction Financing).

(g)           Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.16.

(h)           Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(i)            Nasdaq Listing. The shares of Pubco Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(j)            Recapitalization. The Company shall have completed the Recapitalization prior to the Closing.

7.2           Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)           Representations and Warranties. All of the representations and warranties of the Purchaser Parties set forth in this Agreement and in any certificate delivered by or on behalf of a Purchaser Party pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b)           Agreements and Covenants. The Purchaser Parties shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)           No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d)           Amendment of Pubco Organizational Documents. Prior to the Closing, Pubco shall have amended and restated its Organizational Documents in substantially the form of the Amended Pubco Organizational Documents.

(e)           Certain Ancillary Documents. The Sponsor Support Agreement, the Insider Letter Amendment, the A&R Registration Rights Agreement and the Employment Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(f)           Closing Deliveries.

(i)           Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections (a), (b) and (c).

(ii)          Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of each Purchaser Party’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the board of directors of each Purchaser Party authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which a Purchaser Party is or is required to be a party or otherwise bound.

(iii)         Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

7.3           Conditions to Obligations of the Purchaser Parties. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser Parties to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)           Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company.

(b)           Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(d)           Certain Ancillary Documents. The A&R Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)           Closing Deliveries.

(i)           Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections (a), (b) and (c)

(ii)          Secretary/Officer Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary or another officer of the Company certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Subsidiary Organizational Documents, and recommending the approval and adoption of the same by the Company Holders, (C) evidence that the Required Company Holder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii)         Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)         Company Recapitalization. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Recapitalization shall have occurred.

7.4           Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1           Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows.

(a)           by mutual written consent of the Purchaser and the Company;

(b)           by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by January 31, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)           by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)           by written notice by the Company to the Purchaser, if (i) there has been a breach by a Purchaser Party of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of a Purchaser Party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section (a) or Section (b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section (d) if at such time the Company is in material uncured breach of this Agreement;

(e)           by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section (a) or Section (b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section (e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)            by written notice by the Company to the Purchaser, if there shall have been a Material Adverse Effect on the Purchaser, Pubco and the Merger Subs, taken as a whole, following the date of this Agreement which is uncured and continuing;

(g)           by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is uncured and continuing;

(h)           by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained; or

(i)            by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Holders have duly voted, the Company has complied with its obligations under Section 6.12 in all material respects, and the Required Company Holder Approval was not obtained.

8.2           Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.13, 6.14, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Section 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.9, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3           Fees and Expenses. Subject to Sections 1.10, 6.9(b), 6.18, 9.1, and 10.16, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

Article IX
WAIVERS AND RELEASES

9.1           Waiver of Claims Against Trust.

Reference is made to the IPO Prospectus. The Company understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO (or up to eighteen (18) months after the closing of the IPO, if Purchaser exercises its two automatic three-month extension rights as described in the IPO Prospectus), subject to further extension by additional amendments to the Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any income taxes (less up to $50,000 of interest to pay dissolution expenses), or (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees that, notwithstanding anything to the contrary in this Agreement, the Company does not now or shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the transactions contemplated thereby, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company hereby irrevocably waives any Released Claims and agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against it under applicable Law. To the extent that the Company commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit it to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article X
MISCELLANEOUS

10.1         Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties or their respective Representatives pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties and their respective Representatives in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

10.2         Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser Parties or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby

10.3         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any Purchaser Party at or prior to the Closing, to:

Mars Acquisition Corp.
Americas Tower, 1177 Avenue of the Americas
Suite 5100
New York, New York 10036
Attn: Karl Brenza, CEO & CFO
Telephone: (914) 374-0060
Email: kbrenza@verizon.net

with a copy (which will not constitute notice) to:

VCL Law LLP
1945 Old Gallows Road, Suite 630
Vienna, Virginia 22182
Attn:    Fang Liu, Esq.
             Bin Hu Karg, Esq.
Telephone No.: (703) 919-7285
Email:   fliu@vcllegal.com; bhkarg@vcllegal.com

If to the Company, to: ScanTech Identification Beam Systems, LLC 1735 Enterprise Drive Buford, Georgia 30518 Attn: Dolan Falconer, President and CEO Email: dfalconer@scantechibs.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105
Attn:    Stuart Neuhauser, Esq.

             Matthew A. Gray, Esq
Telephone No.: (212) 370-1300
Email:  sneuhauser@egsllp.com; mgray@egsllp.com

If to the Seller Representative to: Dolan Falconer ScanTech Identification Beam Systems, LLC 1735 Enterprise Drive Buford, Georgia 30518 Email: dfalconer@scantechibs.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105
Attn:    Stuart Neuhauser, Esq.

Matthew A. Gray, Esq
Telephone No.: (212) 370-1300
Email:  sneuhauser@egsllp.com; mgray@egsllp.com

If to Pubco or any Surviving Subsidiary after the Closing, to:

ScanTech AI Systems Inc.
1735 Enterprise Drive
Buford, Georgia 30518
Attn: Dolan Falconer, President and CEO
Email: dfalconer@scantechibs.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:    Stuart Neuhauser, Esq.
             Matthew A. Gray, Esq.
Telephone No.: (212) 370-1300
Email:  sneuhauser@egsllp.com; mgray@egsllp.com

-and-

VCL Law LLP
1945 Old Gallows Road, Suite 630
Vienna, Virginia 22182
Attn:    Fang Liu, Esq.
             Bin Hu Karg, Esq.
Telephone No.: (703) 919-7285
Email:  fliu@vcllegal.com; bhkarg@vcllegal.com

10.4         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.5         Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.17, and of each of the Sponsor, VCL and EGS in Section 10.17, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement for purposes of such Sections and related enforcement provisions, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.6         Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.6) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules of the AAA (the “AAA Procedures”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.

10.7         Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 1.10 and Section 10.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery (and if such court lacks jurisdiction, any other state or federal court located in the State of Delaware) (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 1.10 and Section 10.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.3. Nothing in this Section 10.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.8         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9         Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.10       Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.11       Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company and the Seller Representative.

10.12       Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Holders, may, in its sole discretion, (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.13       Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.14       Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or equity holders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.15       Counterparts; Electronic Delivery. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.16       Seller Representative.

(a)           Each Company Holder Participant, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Dolan Falconer, in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to whether the Earnout Milestones have been achieved and Earnout Shares are to be issued under Section 1.10; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Holder Participants in the reasonable judgment of the Seller Representative, shall be taken in the same manner with respect to all Company Holder Participants unless otherwise agreed by each Company Holder Participant who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Holder Participants under this Agreement and to distribute the same to the Company Holder Participants in accordance with their Company Holder Participant Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and Pubco and/or the Purchaser, shall be binding upon each Company Holder Participant and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.16 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b)           Any other Person, including Pubco, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Holder Participants under any Seller Representative Documents. Pubco, the Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any disputes with respect to the Earnout Milestones pursuant to Section 1.10, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Holder Participant shall have any cause of action against the Purchaser, the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. Pubco, the Purchaser and the Company shall not have any Liability to any Company Holder Participant for any allocation or distribution among the Company Holder Participants by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Holder Participant under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Holder Participant, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Holder Participant with respect thereto. All notices or other communications required to be made or delivered by a Company Holder Participant shall be made by the Seller Representative (except for a notice under Section 10.16(d) of the replacement of the Seller Representative).

(c)           The Seller Representative will act for the Company Holder Participants on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Holder Participants, but the Seller Representative shall not be responsible to the Company Holder Participants for any Losses that any Company Holder Participant may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Holder Participants shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Holder Participants, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.16 shall survive the Closing and continue indefinitely.

(d)           If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of the Company Holder Participants, then the Company Holder Participants shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Holder Participants holding in the aggregate a Company Holder Participant Pro Rata Share in excess of fifty percent (50%)), and, promptly thereafter (but in any event within two (2) Business Days after such appointment), notify Pubco and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

10.17       Legal Representation.

(a)           The Parties agree that, notwithstanding the fact that VCL Law LLP (“VCL”) may have, prior to Closing, jointly represented the Purchaser Parties and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, VCL shall be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with VCL’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by VCL of any Purchaser Party or the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of VCL with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or the Surviving Subsidiaries; provided, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries, and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)           The Parties agree that, notwithstanding the fact that EGS may have, prior to the Closing, jointly represented the Company, the Seller Representative and the Company Holders in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS shall be permitted in the future, after the Closing, to represent the Seller Representative, the Company Holders or their respective Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Each of the Purchaser Parties, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Seller Representative, the Company Holders or their respective Affiliates in which the interests of such Person are adverse to the interests of a Purchaser Party and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Company, the Seller Representative, the Company Holders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative and the Company Holders shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative and the Company Holders, shall be controlled by the Seller Representative and the Company Holders and shall not pass to or be claimed by Pubco or a Surviving Subsidiary; provided, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, Pubco and the Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

10.18       Illustrative Financial Statements. Attached as Schedule 10.18 for illustrative purposes only and prepared using commercially reasonable efforts are (a) draft financial statement of the Company as of and for the Interim Balance Sheet Date (the “Draft Financial Statements”) and (b) a pro forma balance sheet of the Company as of the Interim Balance Sheet Date (the “Pro Forma Balance Sheet”). The Pro Forma Balance Sheet is subject to certain assumptions set forth therein. Both the Draft Financial Statements and the Pro Forma Balance Sheet have been provided solely for informational purposes only, and, without limiting the foregoing, shall in no event be or form the basis for any breach of a representation or warranty, any failure of a covenant, any determination as to Material Adverse Effect or any condition to Closing hereunder.

Article XI
DEFINITIONS

11.1         Certain Definitions For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands (2020 Revision).

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means (a) the Parties hereto have received written notice from CFIUS that either (i) it has determined that the transactions contemplated by this Agreement do not constitute a “covered transaction” pursuant to the CFIUS regulations or (ii) CFIUS’ review (or, if applicable, investigation) under the CFIUS regulations of the transactions contemplated by this Agreement in response to any notice or declaration submitted to CFIUS by the Parties, has concluded and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and advised that all action under the CFIUS regulations has concluded with respect to the transactions contemplated by this Agreement; or (b) CFIUS shall have sent a report to the President of the United States (“President”) requesting the President’s decision on any notice submitted by the Parties and either (x) the period under the CFIUS regulations during which the President may announce a decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement shall have expired without the President having taken or announced such a decision or (y) the President shall have announced a decision not to take any action to suspend, prohibit, or place any limitations on the transactions contemplated by this Agreement.

“Change of Control” means: (a) any acquisition on any date after the Closing by any Person/Group (that is not an Affiliate of Pubco or any Surviving Subsidiary) of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of the capital stock of Pubco that, with the Pubco capital stock already held by such Person/Group, constitutes more than 50% of the total voting power of the Pubco capital stock; provided, however, that for the avoidance of doubt, for purposes of this subsection, the acquisition of additional Pubco capital stock (other than with respect to an acquisition that results in a Person/Group (that is not an Affiliate of Pubco or any Surviving Subsidiary) owning 100% of the outstanding Pubco capital stock) (i) by any Person/Group who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the Pubco capital stock or (ii) pursuant to a pro rata distribution by Sponsor or its Affiliates to their respective equityholders as of the Closing will not be considered a Change of Control; or (b) any acquisition on any date after the Closing of Pubco by another Person by means of (i) any transaction or series of related transactions (including any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of Pubco), or (ii) a sale of all or substantially all of the assets of Pubco and its subsidiaries, if, in case of either clause (i) or clause (ii), the number of shares of Pubco capital stock outstanding immediately following the Closing (as adjusted for any stock split or other recapitalization event) will, immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Company and its Subsidiaries on hand or in bank accounts, including deposits in transit (but excluding the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Company and its Subsidiaries as of such time).

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate amount of (A) the Specified Indebtedness, plus (B) the amount of the Specified Liability, plus (C) up to $1,000,000 of other Liabilities of the Company, less (ii) the Closing Company Cash, in the case of each of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Common LLC Units” means Series B common membership units in the Company (or such other single class of common membership units of the Company into which the Company’s equity securities are converted or for which the Company’s equity securities are exchanged in the Recapitalization).

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company.

“Company Equity Incentive Plan” means the equity incentive plan of the Company.

“Company Holder Pro Rata Share” means, with respect to each Company Holder, a fraction expressed a percentage equal to (i) the portion of the Merger Consideration payable by the Purchaser to such Company Holder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by the Purchaser to all Company Holders in accordance with the terms of this Agreement.

“Company Holder Participant Pro Rata Share” means, with respect to each Company Holder Participant, a fraction expressed a percentage equal to (i) the number of Company Securities owned by such Company Holder Participant immediately prior to the Closing, divided by (ii) the total number of Company Securities held by all Company Holder Participants immediately prior to the Closing.

“Company Holder Participants” means, collectively, the Company Holders except for the Company Holders set forth on Schedule 11.1(a).

“Company Holders” means, collectively, the holders of the Company Common LLC Units.

“Company Operating Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 1, 2023, as the same may be further amended and/or restated from time to time in accordance with its terms.

“Company Securities” means, collectively, any equity securities of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, including mask works, textual works, visual, pictorial, or graphical works, or compilations of data or other information and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“DGCL” means the Delaware General Corporation Law, as amended on or prior to the date hereof.

“DLLCA” means the Delaware Limited Liability Company Act, as amended on or prior to the date hereof.

“EBITDA” means earnings before interest, taxes, depreciation, and amortization based on the consolidated financial statements of Pubco for the applicable period.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Filing Date” means the date on which Pubco files the applicable periodic report with the SEC.

“Founder Shares” means those certain Purchaser Ordinary Shares held by the Sponsor that were initially purchased by the Sponsor as founder shares (as such term is used in the IPO Prospectus) in a private placement prior to the closing of the IPO.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully-Diluted Company Securities” means the total number of issued and outstanding Company Common LLC Units, including any Company Common LLC Units issuable upon, or subject to, the settlement or conversion of Company Convertible Securities that are outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (f) all obligations secured by a Lien on any property of such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligations described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm appointed by Pubco and the Seller Representative, which appointment shall be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or Pubco and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Pubco or the Seller Representative may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association in accordance with its procedures. The parties agree that the Independent Expert shall be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.10.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Insider Letter Agreement” means that certain letter agreement, dated as of February 13, 2023, by and among the Purchaser, the Sponsor and the IPO Underwriter.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of February 13, 2023, and filed with the SEC on February 14, 2023 (File No. 333-265240).

“IPO Underwriter” means Maxim Group LLC, as the representative of the underwriters in the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“JOBS Act” means the Jumpstart Our Business Startups Act.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Dolan Falconer, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, unpaid final judgments, Indebtedness, payables, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, customer relationships, operations, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other transactions contemplated hereby (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (v) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or any outbreak or continuation of an epidemic or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date hereof, and including any impact of such pandemics on the health of any officer, employee or consultant of such Person or its Subsidiaries); (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vii) any action taken by the Company at the written request or direction of the Purchaser, Pubco or a Merger Sub provided that any such action is taken by the Company in accordance with the express terms of such request or direction; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) though (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Nasdaq” means the Nasdaq Capital Market.

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, reexamined patents or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, divided, continued, abandoned, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Unit Price” means an amount equal to (i) the Merger Consideration, divided by (ii) the Fully-Diluted Company Securities.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) mechanic’s, materialmen’s, carriers’, repairers’, workers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP), (g) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (h) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the business of the Company and do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (i) Liens securing payment, or any other obligations, of the applicable Person (including with respect to Indebtedness of such Person existing as of the date of this Agreement or entered into after the date of this agreement in accordance with the terms of this Agreement), that shall be extinguished at or prior to the Closing and (j) Liens arising out of, under, or in connection with (i) the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (and other applicable foreign and domestic securities or similar Laws) and (ii) restrictions on transfer, hypothecation or similar actions contained in a Person’s governing documents (including the Company’s stockholders agreement).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Board” means the board of directors of Pubco, as constituted from time to time.

“Pubco Common Stock” means the shares of common stock, without par value, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Securities” means the Pubco Common Stock and the Pubco Warrants, collectively.

“Purchaser Board” means the board of directors of the Purchaser, as constituted from time to time.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Ordinary Shares” means the ordinary shares, $0.000125 par value per share, of the Purchaser.

“Purchaser Private Shares” means any Purchaser Ordinary Shares included as part of a Purchaser Private Unit.

“Purchaser Private Units” means the units issued by the Purchaser in a private placement transaction simultaneously with the IPO consisting of one (1) Purchaser Ordinary Share and one (1) Purchaser Right.

“Purchaser Public Units” means the units issued in the IPO (including any overallotment units acquired by the IPO Underwriter) consisting of one (1) Purchaser Ordinary Share and one (1) Purchaser Right.

“Purchaser Right” means one right that was included as part of each Purchaser Unit entitling the holder thereof to receive two-tenths (2/10th) of a Purchaser Ordinary Share upon the consummation by the Purchaser of its Business Combination.

“Purchaser Securities” means, collectively, the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Rights.

“Purchaser Units” means the Purchaser Public Units and the Purchaser Private Units.

“Qualifying Order” means any bona fide order from any Person that Pubco or its Subsidiaries are fully capable of fulfilling within twenty-four (24) months following receipt of such order.

“Recapitalization” means the transactions to be consummated by the Company prior to the Closing with respect to its capital structure, which shall include (i) the exchange or conversion of all Class A Units, Class B Units and Class C Units, as applicable, for Company Common LLC Units, and (ii) the cancellation, exchange or extinguishment of all debt or debt instruments other than the Specified Indebtedness.

“Reference Time” means the close of business of the Company on the Business Day immediately prior to the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by the Purchaser and Pubco hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Rights Agreement” means that certain Rights Agreement, dated as of February 13, 2023, by and between the Purchaser and Continental Stock Transfer & Trust Company, as rights agent.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Holder who is an executive officer or director of the Company or who holds five percent (5%) or more of the Company Securities or any securities currently convertible into or exchangeable or exercisable for five percent or more of the Company Securities.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, libraries, repositories, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Specified Liability” means the Liabilities of the Company specified on Schedule 11.1(b).

“Sponsor” means Mars Capital Holding Corporation, a British Virgin Islands business company with limited liability.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Pubco Common Stock are actually traded on the principal securities exchange or securities market on which the Pubco Common Stock are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 13, 2023, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“TSA” means the U.S. Transportation Security Administration and any successor agency.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:

Mars Acquisition Corp.

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	CEO and CFO

Pubco:

ScanTech AI Systems Inc.

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	Director

Purchaser Merger Sub:

Mars Merger Sub I Corp.

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	Director

[Signature Page to Business Combination Agreement]

Company Merger Sub:

Mars Merger Sub II LLC

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	Member

The Company:

ScanTech Identification Beam Systems, LLC

By:	/s/ Dolan Falconer
	Name:	Dolan Falconer
	Title:	Chief Executive Officer and President

The Seller Representative:

Dolan Falconer, solely in the capacity as the Seller Representative hereunder

By:	/s/ Dolan Falconer

[Signature Page to Business Combination Agreement]